Exhibit 35.5b

GREYSTONE SERVICING COMPANY LLC 5221 N. O’Connor Blvd., Suite 800 Irving, Texas 75039 Phone: 972-868-5300 Fax: 972-868-5303 www.greyco.com

OFFICER’S CERTIFICATE

Greystone Servicing Company LLC

This undersigned, Paul Smyth, Managing Director of C-III Asset Management LLC, doing business as Greystone Special Servicing as Special Servicer from January 1, 2020 through August 26, 2020 and Greystone Servicing Company LLC, the current Special Servicer under that certain Pooling and Servicing Agreement dated as of February 1, 2016, relating to the Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2016-C36 (the “Pooling and Servicing Agreement”), hereby certifies as follows:

1

a review of the activities of the Special Servicer and of its performance under the Pooling and Servicing Agreement from December 8, 2020 to December 31, 2020 (the “Reporting Period”) has been made under the undersigned’s supervision;

2

to the best of the undersigned’s knowledge, based on such review, the Special Servicer maintained an effective internal control system relating to its servicing of the Mortgage Loans serviced by it and has fulfilled in all material respects its obligations under the Pooling and Servicing Agreement throughout the Reporting Period.

Capitalized terms not otherwise defined herein shall have the meanings given them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, as of the 1st day of March, 2021, I have hereunto signed my name.

/s/ Paul Smyth
Paul Smyth, Managing Director